News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G ANNOUNCES FISCAL YEAR 2027 FIRST QUARTER RESULTS
Net Sales +4.0%; Organic Sales +4.0%
Diluted EPS $1.97, +1%; Core EPS $2.00, +1%
UPDATES NET SALES GUIDANCE FOR THORNE ACQUISITION MAINTAINS FISCAL YEAR ORGANIC SALES, EPS GROWTH AND CASH RETURN GUIDANCE
CINCINNATI, October 22, 2026 - The Procter & Gamble Company (NYSE:PG) reported first quarter fiscal year 2027 net sales of $23.3 billion, an increase of four percent versus the prior year. Organic sales, which excludes the impacts of foreign exchange and acquisitions and divestitures, also increased four percent versus the prior year. Diluted net earnings per share were $1.97, an increase of one percent versus prior year as the increase in net sales was partially offset by an increase in operating costs. Core earnings per share were $2.00, an increase of one percent versus the prior year.
Operating cash flow was $5.8 billion, and net earnings were $4.8 billion for the quarter. Free cash flow productivity was 93%. Free cash flow productivity is calculated as operating cash flow less capital spending, as a percentage of net earnings. The Company returned $3.9 billion of cash to shareowners via $2.6 billion of dividend payments and $1.3 billion of share repurchases.

First Quarter ($ billions, except EPS)
GAAP	2027	2026	% Change	Non-GAAP*	2027	2026	% Change
Net Sales	23.3	22.4	4.0%	Organic Sales	n/a	n/a	4.0%
Diluted EPS	1.97	1.95	1%	Core EPS	2.00	1.99	1%
*Please refer to Exhibit 1 - Non-GAAP Measures for the definition and reconciliation of these measures to the related GAAP measures.
“Our solid sales, earnings and cash results in the first quarter reflect sharpened execution of our integrated strategy” said Shailesh Jejurikar, Chairman of the Board, President and Chief Executive Officer. “While we expect there will continue to be geopolitical and economic challenges, this strong start keeps us on track to deliver within our guidance ranges for organic sales growth, core EPS growth and free cash flow productivity for the fiscal year. We remain committed to our strategy to delight consumers with superior products at a superior value by putting the consumer first in everything we do. We are confident in the near term and excited about the future.”

July - September Quarter Discussion
Net sales in the first quarter of fiscal year 2027 were $23.3 billion, a four percent increase versus the prior year. Organic sales, which exclude the impacts of foreign exchange and acquisitions and divestitures, also increased four percent driven by a two percent increase from volume and a one percent increase from favorable mix. Pricing had a minor positive impact on sales for the quarter.

July - September 2026	Volume	Foreign Exchange	Price	Mix	A&D (2)	Net Sales	Organic Volume	Organic Sales
Net Sales Drivers (1)
Beauty	2.2%	1.1%	0.7%	2.5%	—%	6.4%	2.2%	5.4%
Grooming	(0.4)%	(0.4)%	3.5%	1.5%	(0.1)%	4.0%	(0.4)%	4.5%
Health Care	(2.9)%	0.4%	2.8%	2.8%	(0.1)%	3.1%	(2.9)%	2.7%
Fabric & Home Care	4.3%	(0.6)%	(0.3)%	0.8%	—%	4.2%	4.3%	4.8%
Baby, Feminine & Family Care	2.3%	(0.1)%	(1.2)%	1.8%	—%	2.9%	2.3%	3.0%
Total P&G	2.4%	—%	0.4%	1.1%	—%	4.0%	2.4%	4.0%
(1)Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)Acquisitions and Divestitures excluding volume impact.
•Beauty segment organic sales increased five percent versus year ago. Hair Care organic sales increased mid-single digits driven by innovation-based pricing in North America and Latin America, favorable product mix and an increase in unit volume. Personal Care organic sales increased mid-single digits driven by volume growth in Greater China and Europe and favorable product mix, partially offset by trade investments. Skin Care organic sales increased mid-single digits due to favorable premium product mix and a unit volume increase in North America.
•Grooming segment organic sales increased five percent versus year ago driven by innovation-based pricing, primarily in North America and IMETA, and favorable product mix.
•Health Care segment organic sales increased three percent versus year ago. Oral Care organic sales increased low single digits driven by premium product mix and innovation-based pricing, partially offset by a unit volume decline. Personal Health Care organic sales increased low single digits due to higher pricing, primarily in North America and Latin America, and favorable product mix, partially offset by a unit volume decline.
•Fabric and Home Care segment organic sales increased five percent versus year ago. Fabric Care organic sales increased mid-single digits driven by volume increases in North America and Europe and favorable geographic mix. Home Care organic sales also increased mid-single digits driven by volume increases in North America and Europe and favorable product mix.

•Baby, Feminine and Family Care segment organic sales increased three percent versus year ago. Baby Care organic sales increased mid-single digits driven by a unit volume increase, primarily in Greater China and North America, and favorable premium product mix, partially offset by lower pricing, primarily in North America. Feminine Care organic sales increased low single digits driven by favorable product mix and innovation-based pricing, primarily in North America, partially offset by a unit volume decline in Europe. Family Care organic sales increased low single digits driven by a unit volume increase, partially offset by merchandising investments.
Diluted net earnings per share increased by one percent to $1.97. Core earnings per share increased one percent to $2.00 and Currency-neutral Core EPS was unchanged versus the prior year.
Reported gross margin for the quarter decreased 160 basis points versus the prior year. Core gross margin and currency-neutral Core gross margin for the quarter decreased 150 basis points versus the prior year and excluded the impact from incremental restructuring charges. The decrease was driven by 140 basis points of higher costs from commodities, 140 basis points of product reinvestments, 50 basis points of unfavorable mix and 10 basis points of rounding and other items, partially offset by 120 basis points of gross productivity savings, 50 basis points of tariff impact from lower costs and recognized recoveries and 20 basis points of increased pricing.
Reported selling, general and administrative expense (SG&A) as a percentage of sales declined 90 basis points versus year ago. Core SG&A as a percentage of sales decreased 80 basis points versus year ago and decreased 70 basis points on a currency-neutral basis. Core SG&A excluded the impact from incremental restructuring charges. The decline was driven by 130 basis points of productivity savings and 100 basis points of net sales growth leverage, partially offset by 120 basis points of reinvestments and 40 basis points of rounding and other items.
Reported operating margin for the quarter decreased 70 basis points versus the prior year. Excluding the impact of non-core restructuring charges, core operating margin decreased 80 basis points versus the prior year and decreased 90 basis points on a currency-neutral basis. Core operating margin included gross productivity savings of 250 basis points.
Fiscal Year 2027 Guidance
P&G updated its guidance range for fiscal 2027 all-in sales growth to be in the range of two to four percent versus the prior year, reflecting the acquisition of Thorne as of October 1, 2026. The Company maintained its outlook for organic sales growth in the range of one to three percent versus the prior year.

Included in the organic sales growth guidance is a headwind of 30 to 50 basis points from brand, product form and go-to-market discontinuations.
P&G maintained its fiscal 2027 diluted net earnings per share growth to be in the range of one to five percent versus fiscal 2026 diluted net EPS of $6.62. P&G also maintained its fiscal 2027 core earnings per share growth to be in the range of in-line to three percent versus fiscal 2026 core EPS of $6.89. This outlook equates to a range of $6.89 to $7.11 per share, with a mid-point estimate of $7.00, or an increase of approximately one and a half percent.
P&G now expects a commodity cost headwind of approximately $1.4 billion after tax driven by higher raw materials, energy and transportation costs, $300 million after-tax from higher net interest expense, $150 million after-tax from lower non-operating income and $50 million after-tax from unfavorable foreign exchange rates. Combined, these impacts equate to a headwind of $0.79 per share for fiscal 2027, or an eleven percent drag on core EPS growth.
The Company is not able to reconcile its forward-looking non-GAAP cash flow and tax rate measures without unreasonable efforts given the unpredictability of the timing and amounts of discrete items, such as acquisitions, divestitures, or impairments, which could significantly impact GAAP results.
P&G now expects a core effective tax rate to be in the range of 20% to 21% in fiscal 2027.
Capital spending is estimated to be in the range of four and a half to five and a half percent of fiscal 2027 net sales.
P&G continues to expect free cash flow productivity of 85% to 90% and expects to pay over $10 billion in dividends and to repurchase approximately $5 billion of common shares in fiscal 2027.

Forward-Looking Statements
Certain statements in this release, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result" and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, except to the extent required by law.
Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, changes in global interest rates and rate differentials, currency exchange or pricing controls and tariffs; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to effect the expected share repurchases and dividend payments; (3) the ability to successfully manage uncertainties related to changing political and geopolitical conditions and potential implications such as exchange rate fluctuations, market contraction, boycotts, variability and unpredictability in trade relations, sanctions, tariffs or other trade controls; (4) the ability to manage disruptions in credit markets or to our banking partners or changes to our credit rating; (5) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to various factors, including ones outside of our control, such as natural disasters, conflicts or acts of war, terrorism or disease outbreaks; (6) the ability to successfully manage cost fluctuations and pressures, including prices of commodities and raw materials and costs of labor, transportation, energy, pensions and healthcare; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy, packaging content, cyber incidents, supply chain practices, social or environmental practices or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third-party relationships, such as our suppliers, contract manufacturers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third-party information and operational technology systems, networks and services and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage demand, supply and operational challenges; (13) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits, evolving and more fragmented digital marketing and selling platform requirements and technological advances attained by, and patents granted to, competitors; (14) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; (15) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited; (16) the ability to successfully manage current and expanding regulatory and legal requirements and matters (including, without limitation, those laws, regulations, policies and related interpretations involving product liability, product and packaging composition, manufacturing processes, intellectual property, labor and employment, antitrust, privacy, cybersecurity, data protection and data transfers, artificial intelligence, tax, the environment, due diligence, risk oversight, accounting and financial reporting) and to resolve new and pending matters within current estimates; (17) the ability to manage changes in applicable tax laws and regulations; and (18) the ability to continue delivering progress towards our environmental sustainability ambitions.
For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 65 countries worldwide. Please visit https://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at https://www.pg.com/news.
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P&G Media Contacts:
Wendy Kennedy, 513.780.7212
Holly Stutz Smith, 513.659.9949
P&G Investor Relations Contact:
Keri Cowan, 513.983.2414

Category: PG-IR

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Consolidated Earnings Information
	Three Months Ended September 30
Amounts in millions except per share amounts	2026	2025	% Chg
NET SALES	$23,276	$22,386	4%
Cost of products sold	11,678	10,887	7%
GROSS PROFIT	11,598	11,499	1%
Selling, general and administrative expense	5,661	5,643	—%
OPERATING INCOME	5,937	5,856	1%
Interest expense	(223)	(197)	13%
Interest income	102	108	(6)%
Other operating income/(expense), net	207	268	(23)%
EARNINGS BEFORE INCOME TAXES	6,023	6,034	—%
Income taxes	1,267	1,253	1%
NET EARNINGS	4,757	4,781	(1)%
Less: Net earnings attributable to noncontrolling interests	26	31	(16)%
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$4,731	$4,750	—%

EFFECTIVE TAX RATE	21.0%	20.8%

NET EARNINGS PER COMMON SHARE (1)
Basic	$2.00	$2.00	—%
Diluted	$1.97	$1.95	1%

DIVIDENDS PER COMMON SHARE	$1.0885	$1.0568
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,407.2	2,436.8

COMPARISONS AS A % OF NET SALES			Basis Pt Chg
Gross profit	49.8%	51.4%	(160)
Selling, general and administrative expense	24.3%	25.2%	(90)
Operating income	25.5%	26.2%	(70)
Earnings before income taxes	25.9%	27.0%	(110)
Net earnings	20.4%	21.4%	(100)
Net earnings attributable to Procter & Gamble	20.3%	21.2%	(90)
(1)Basic net earnings per common share and Diluted net earnings per common share are calculated on Net earnings attributable to Procter & Gamble.
Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Consolidated Earnings Information
	Three Months Ended September 30, 2026
Amounts in millions	Net Sales	% Change Versus Year Ago	Earnings/(Loss) Before Income Taxes	% Change Versus Year Ago	Net Earnings/(Loss)	% Change Versus Year Ago
Beauty	$4,410	6%	$1,139	1%	$868	(1)%
Grooming	1,889	4%	619	6%	477	3%
Health Care	3,318	3%	1,029	10%	783	9%
Fabric & Home Care	8,205	4%	2,080	4%	1,601	3%
Baby, Feminine & Family Care	5,322	3%	1,390	(4)%	1,060	(4)%
Corporate	132	N/A	(234)	N/A	(32)	N/A
Total Company	$23,276	4%	$6,023	—%	$4,757	(1)%

	Three Months Ended September 30, 2026
Net Sales Drivers (1)	Volume	Organic Volume	Foreign Exchange	Price	Mix	A&D (2)	Net Sales
Beauty	2.2%	2.2%	1.1%	0.7%	2.5%	—%	6.4%
Grooming	(0.4)%	(0.4)%	(0.4)%	3.5%	1.5%	(0.1)%	4.0%
Health Care	(2.9)%	(2.9)%	0.4%	2.8%	2.8%	(0.1)%	3.1%
Fabric & Home Care	4.3%	4.3%	(0.6)%	(0.3)%	0.8%	—%	4.2%
Baby, Feminine & Family Care	2.3%	2.3%	(0.1)%	(1.2)%	1.8%	—%	2.9%
Total Company	2.4%	2.4%	—%	0.4%	1.1%	—%	4.0%
(1)Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)Acquisitions and Divestitures excluding volume impact.
Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
	Three Months Ended September 30
Amounts in millions	2026	2025
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	$9,942	$9,556
OPERATING ACTIVITIES
Net earnings	4,757	4,781
Depreciation and amortization	810	761
Share-based compensation expense	98	121
Deferred income taxes	115	53
(Gain)/loss on sale of assets	(20)	(3)
Change in accounts receivable	(589)	(305)
Change in inventories	(349)	(303)
Change in accounts payable	1,149	648
Other	(204)	(344)
TOTAL OPERATING ACTIVITIES	5,767	5,408
INVESTING ACTIVITIES
Capital expenditures	(1,366)	(1,200)
Proceeds from asset sales	27	8
Acquisitions, net of cash acquired	—	(5)
Other investing activity	(121)	(338)
TOTAL INVESTING ACTIVITIES	(1,460)	(1,535)
FINANCING ACTIVITIES
Dividends to shareholders	(2,603)	(2,549)
Additions to short-term debt with original maturities of more than three months	—	1,123
Reductions in short-term debt with original maturities of more than three months	(157)	(1,800)
Net additions/(reductions) to other short-term debt	5,758	2,108
Reductions in long-term debt	(747)	(3)
Treasury stock purchases	(1,250)	(1,250)
Impact of stock options and other	143	134
TOTAL FINANCING ACTIVITIES	1,144	(2,239)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(29)	(20)
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	5,423	1,615
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$15,365	$11,171

Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
Amounts in millions	September 30, 2026	June 30, 2026
Cash and cash equivalents	$15,365	$9,942
Accounts receivable	6,620	6,056
Inventories	8,485	8,170
Prepaid expenses and other current assets	2,038	2,040
TOTAL CURRENT ASSETS	32,508	26,208
Property, plant and equipment, net	25,519	25,360
Goodwill	41,197	41,276
Trademarks and other intangible assets, net	21,359	21,444
Other noncurrent assets	12,549	12,231
TOTAL ASSETS	$133,132	$126,521

Accounts payable	$17,056	$16,306
Accrued and other liabilities	10,911	11,091
Debt due within one year	17,028	11,296
TOTAL CURRENT LIABILITIES	44,996	38,694
Long-term debt	21,897	22,842
Deferred income taxes	5,949	5,760
Other noncurrent liabilities	4,954	4,914
TOTAL LIABILITIES	77,795	72,210
TOTAL SHAREHOLDERS' EQUITY	55,337	54,311
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$133,132	$126,521

Certain columns and rows may not add due to rounding.

The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures
The following provides definitions of the non-GAAP measures used in Procter & Gamble's October 22, 2026 earnings release and the reconciliation to the most closely related GAAP measures. We believe that these measures provide useful perspective on underlying business trends (i.e., trends excluding non-recurring or unusual items) and results and provide a supplemental measure of period-to-period results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors, as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of management. Certain of these measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measures but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted. The Company is not able to reconcile its forward-looking non-GAAP cash flow and tax rate measures because the Company cannot predict the timing and amounts of discrete items such as acquisition and divestitures, which could significantly impact GAAP results. Note that certain columns and rows may not add due to rounding.
The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following item:
•Incremental restructuring: The Company has historically had an ongoing level of restructuring activities of approximately $250 - $500 million before tax annually. In June 2025, the Company announced a portfolio and productivity plan to streamline its portfolio and organization to improve its cost structure and competitiveness. The Company expects to incur approximately $2 billion in before-tax restructuring costs over two years and has incurred over half of the costs under this plan in fiscal 2026, with the remainder expected to be incurred in fiscal 2027. The adjustments to Core earnings include the restructuring charges that exceed the normal, recurring level of restructuring charges.
We do not view the above item to be part of our sustainable results, and their exclusion from Core earnings measures provides a more comparable measure of year-on-year results. These items are also excluded when evaluating senior management in determining their at-risk compensation.
Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. We believe this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. This measure is used in assessing the achievement of management goals for at-risk compensation.
Core EPS and Currency-neutral Core EPS: Core earnings per share, or Core EPS, is a measure of diluted net earnings per common share (diluted EPS) adjusted for items as indicated. Currency-neutral Core EPS is a measure of the Company's Core EPS excluding the incremental current year impact of foreign exchange. Management views these non-GAAP measures as useful supplemental measures of Company performance over time.
Core gross margin and Currency-neutral Core gross margin: Core gross margin is a measure of the Company's gross margin adjusted for items as indicated. Currency-neutral Core gross margin is a measure of the Company's Core gross margin excluding the incremental current year impact of foreign exchange. Management believes these non-GAAP measures provide a supplemental perspective to the Company’s operating efficiency over time.
Core selling, general and administrative (SG&A) expense as a percentage of sales and Currency-neutral Core SG&A expense as a percentage of sales: Core SG&A expense as a percentage of sales is a measure of the Company's selling, general and administrative expense as a percentage of net sales adjusted for items as indicated. Currency-neutral Core SG&A expense as a percentage of sales is a measure of the Company's Core selling, general and administrative expense as a percentage of net sales excluding the incremental current year impact of foreign exchange. Management believes these non-GAAP measures provide a supplemental perspective to the Company's operating efficiency over time.
Core operating margin and Currency-neutral Core operating margin: Core operating margin is a measure of the Company's operating margin adjusted for items as indicated. Currency-neutral Core operating margin is a measure of the Company's Core operating margin excluding the incremental current year impact of foreign exchange. Management believes these non-GAAP measures provide a supplemental perspective to the Company’s operating efficiency over time.
Free cash flow: Free cash flow is defined as operating cash flow less capital spending. Free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. We view free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments.
Free cash flow productivity: Free cash flow productivity is defined as the ratio of free cash flow to net earnings. We view free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Free cash flow productivity is used by management in making operating decisions, in allocating financial resources and for budget planning purposes. This measure is also used in assessing the achievement of management goals for at-risk compensation.
Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES Reconciliation of Non-GAAP Measures
	Three Months Ended September 30, 2026
Amounts in millions except per share amounts	As Reported (GAAP)	Incremental Restructuring	Core (Non-GAAP)
Cost of products sold	$11,678	$(44)	$11,634
Gross profit	11,598	44	11,642
Gross margin	49.8%	0.2%	50.0%
Currency impact to Core gross margin			—%
Currency-neutral Core gross margin			50.0%
Selling, general and administrative expense	5,661	(54)	5,607
Selling, general and administrative expense as a % of net sales	24.3%	(0.2)%	24.1%
Currency impact to Core selling, general and administrative expense as a % of net sales			0.1%
Currency-neutral Core selling, general and administrative expense as a % of net sales			24.2%
Operating income	5,937	98	6,035
Operating margin	25.5%	0.4%	25.9%
Currency impact to Core operating margin			(0.1)%
Currency-neutral Core operating margin			25.8%
Other non-operating income/(expense), net	207	2	209
Income taxes	1,267	20	1,287
Net earnings	4,757	80	4,837
Less: Net earnings attributable to noncontrolling interests	26	2	28
Net earnings attributable to P&G	4,731	77	4,808
			Core EPS
Diluted net earnings per common share (1)	$1.97	$0.03	$2.00
Currency impact to Core EPS			$(0.01)
Currency-neutral Core EPS			$1.99
Diluted weighted average common shares outstanding	2,407.2
(1)Diluted net earnings per common share are calculated on Net earnings attributable to Procter & Gamble.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES Reconciliation of Non-GAAP Measures
	Three Months Ended September 30, 2025
Amounts in millions except per share amounts	As Reported (GAAP)	Incremental Restructuring	Core (Non-GAAP)
Cost of products sold	$10,887	$(39)	$10,848
Gross profit	11,499	39	11,537
Gross margin	51.4%	0.1%	51.5%
Currency impact to Core gross margin			0.2%
Currency-neutral Core gross margin			51.7%
Selling, general and administrative expense	5,643	(77)	5,566
Selling, general and administrative expense as a % of net sales	25.2%	(0.3)%	24.9%
Currency impact to Core selling, general and administrative expense as a % of net sales			0.3%
Currency-neutral Core selling, general and administrative expense as a % of net sales			24.6%
Operating income	5,856	116	5,972
Operating margin	26.2%	0.5%	26.7%
Currency impact to Core operating margin			0.4%
Currency-neutral Core operating margin			27.1%
Other non-operating income/(expense), net	268	7	275
Income taxes	1,253	23	1,276
Net earnings attributable to P&G	4,750	100	4,850
			Core EPS
Diluted net earnings per common share (1)	$1.95	$0.04	$1.99
Currency impact to earnings			$—
Currency-neutral EPS			$1.99
Diluted weighted average common shares outstanding	2,436.8
(1)Diluted net earnings per common share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE VERSUS YEAR AGO
Gross margin	(160)	BPS
Core gross margin	(150)	BPS
Currency-neutral Core gross margin	(150)	BPS
Selling, general and administrative expense as a % of net sales	(90)	BPS
Core selling, general and administrative expense as a % of net sales	(80)	BPS
Currency-neutral Core selling, general and administrative as a % of net sales	(70)	BPS
Operating margin	(70)	BPS
Core operating margin	(80)	BPS
Currency-neutral Core operating margin	(90)	BPS
Diluted EPS	1%
Core EPS	1%
Currency-neutral Core EPS	—%
Certain columns and rows may not add due to rounding.

Organic sales growth:

July - September 2026	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact	Organic Sales Growth
Beauty	6.4%	(1.1)%	—%	5.4%
Grooming	4.0%	0.4%	0.2%	4.5%
Health Care	3.1%	(0.4)%	—%	2.7%
Fabric & Home Care	4.2%	0.6%	—%	4.8%
Baby, Feminine & Family Care	2.9%	0.1%	—%	3.0%
Total Company	4.0%	—%	—%	4.0%

Total Company	Net Sales Growth	Combined Foreign Exchange & Acquisition/Divestiture Impact/Other (1)	Organic Sales Growth
FY 2027 (Estimate)	+2% to +4%	-1%	+1% to +3%
(1)Combined Foreign Exchange & Acquisition/Divestiture Impact/Other includes foreign exchange impacts, the volume and mix impact of acquisitions and divestitures and rounding impacts necessary to reconcile net sales to organic sales.
Core EPS growth:

Total Company	Diluted EPS Growth	Impact of Incremental Non-Core Items (1)	Core EPS Growth
FY 2027 (Estimate)	+1% to +5%	-1% to -2%	-% to +3%
(1)Includes the impact of incremental non-core restructuring charges including the portfolio and productivity plan.
Free cash flow (dollar amounts in millions):

Three Months Ended September 30, 2026
Operating Cash Flow	Capital Spending	Free Cash Flow
$5,767	$(1,366)	$4,401
Free cash flow productivity (dollar amounts in millions):

Three Months Ended September 30, 2026
Free Cash Flow	Net Earnings	Free Cash Flow Productivity
$4,401	$4,757	93%

Certain columns and rows may not add due to rounding.